SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 Current Report

                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934

         Date of Report: (Date of earliest event reported) June 1, 1998

                   INTERCHANGE FINANCIAL SERVICES CORPORATION

             (Exact name of registrant as specified in its charter)

       NEW JERSEY                       1-10508                 22-2553159
(State or other jurisdiction of   (Commission File Number)  (I.R.S. Employer
incorporation or organization)                              Identification No.)

PARK 80 WEST/PLAZA TWO, SADDLE BROOK, N.J.           07663
(Address of principal executive offices)           (Zip Code)

                                 (201) 703-2265

              (Registrant's telephone number, including area code)


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Item 2. Acquisition or Disposition of Assets.

         On June 1, 1998, the registrant issued the following press release pertaining to the acquisition of The Jersey Bank for Savings by merger.

         SADDLE BROOK, NJ (June 1, 1998) -- Interchange Financial Services Corporation (AMEX:ISB), the one-bank holding company for Interchange Bank, announced the completion of the acquisition of The Jersey Bank for Savings ("Jersey") effective May 31, 1998, by merger into Interchange Bank. "We are pleased with this acquisition, which fits our expansion plans and reinforces our position as the largest independent community bank in Bergen County," said Anthony S. Abbate, President and Chief Executive Officer of Interchange.

         Interchange reached an agreement to acquire Jersey earlier this year. The merger was completed on a share for share tax free transaction basis and is being treated as a pooling of interests. Each of the outstanding shares of Jersey was exchanged for one-and-one-half shares of Interchange common stock. Taking into account the conversion of Jersey's convertible preferred stock, the transaction involved the issuance of approximately 780,300 shares of Interchange common stock. The transaction is valued at approximately $15 million.

         According to Richard A. Gilsenan, former Chairman of Jersey, who is expected to take a seat on the Board of Directors of Interchange later this month, along with former Jersey Vice-Chairman Arthur Odabash, "Interchange provided us with an ideal partner since they are a Bergen County bank with a strong presence in Jersey's service area. The merger benefits the entire community as well as our customers and stockholders."

         After giving effect to the acquisition, Interchange would have, on a proforma basis, $658 million in assets, $568 million in deposits, and $450 million in loans as of March 31, 1998 (the last date for which publicly reported data is available). Stockholder equity would be approximately $58 million on a proforma basis.

         Interchange will offer Bergen County a 14-branch network directly serving the communities of Montvale, River Edge, Elmwood Park, Franklin Lakes, Garfield, Hillsdale, Little Ferry, Lodi, Oakland, Park Ridge, Rochelle Park, Saddle Brook, and Washington Township. Interchange is also planning the addition of branches in Paramus and Waldwick, NJ. The Paramus branch is expected to open this year with the Waldwick opening slated for 1999.

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                           INTERCHANGE FINANCIAL SERVICES CORPORATION

                           By:  /S/ ANTHONY LABOZZETTA

                           Anthony Labozzetta, Executive Vice President and CFO

Date:    June 12, 1998